                                                                    Exhibit 99.1


STRICTLY CONFIDENTIAL
---------------------

                             [Logo Diamond Triumph]



             DIAMOND TRIUMPH AUTO GLASS, INC. ANNOUNCES 2004 RESULTS



Kingston, PA - April 4, 2005 - Diamond Triumph Auto Glass, Inc. announced today that net sales for the year ended December 31, 2004 decreased $10.3 million, or 4.7%, to $208.4 million as compared to $218.7 million for the year ended December 31, 2003. Due primarily to a valuation reserve of approximately $40.0 million established against its deferred tax asset, Diamond Triumph experienced a $41.2 million net loss in 2004 as compared to $0.8 million of net income in 2003. EBITDA for the year ended December 31, 2004 decreased $3.3 million, or 27.5%, to $8.7 million from $12.0 million for year ended December 31, 2003.

                        Diamond Triumph Auto Glass, Inc.
                                 ($ in Millions)

                                             Year Ended
                                            December 31,
                                   ------------------------------
                                       2004               2003
                                   ---------------  -------------

Net Sales ......................      $208.4             $218.7
Cost of Sales ..................        59.1               66.0
                                   ---------------  -------------
Gross Profit ...................       149.3              152.7
Operating Expenses .............       142.8              143.5
                                   ---------------  -------------
Income From Operations .........        $6.5               $9.2
                                   ===============  =============
Net (Loss) Income ..............      ($41.2)              $0.8

EBITDA (1) .....................        $8.7              $12.0
                                   ===============  =============
Total Long-Term Debt ...........       $80.0              $82.3
                                   ===============  =============


Norm Harris, Diamond Triumph's Chief Executive Officer, had the following comments regarding the Company. "As reflected in our operating results for calendar year 2004, it was a very difficult year for the industry. In addition to weaker industry demand, overall pricing conditions continue to be very challenging. As a company we continue to capitalize on opportunities to leverage costs throughout the organization; however, the uncertain pricing environment may be of ongoing concern."

Michael Sumsky, Diamond Triumph's President and Chief Financial Officer added, "Despite the pricing and demand challenges within the industry, we were able to reduce our long-term debt during calendar year 2004 while maintaining adequate capital for operational needs. We are pleased to have capitalized on opportunities to reduce ongoing operating costs and are continuing to implement other initiatives to improve operating efficiencies."



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Diamond Triumph Auto Glass, Inc., headquartered in Kingston, PA, is a leading provider of automotive glass replacement and repair services. Diamond Triumph currently operates 243 company owned automotive glass service centers, approximately 1,000 mobile installation vehicles and five distribution centers in 44 states. For more information about Diamond Triumph, visit the website at www.diamondtriumph.com.

          (1) EBITDA represents net income before interest, taxes, depreciation and amortization. EBITDA is a measurement of Diamond Triumph's performance that is not required by, or presented in accordance with, GAAP. EBITDA is not a measurement of Diamond Triumph's financial performance under GAAP and should not be considered an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity.

              Diamond Triumph presents EBITDA because it considers it an important supplemental measure of its performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry, many of which present EBITDA when reporting their results.

              Diamond Triumph believes issuers of "high yield" securities also present EBITDA because investors, analysts and rating agencies consider it useful in measuring the ability of those issuers to meet debt service obligations. Diamond Triumph believes EBITDA is an appropriate supplemental measure of debt service capacity, because cash expenditures on interest are, by definition, available to pay interest, and tax expense is inversely correlated to interest expense because tax expense goes down as deductible interest expense goes up; depreciation and amortization are non-cash charges.

              Diamond Triumph also uses EBITDA for the following purposes: (i) its executives' compensation plans base incentive compensation payments on its EBITDA performance measured against budgets; and
              (ii) its credit agreement and its indenture for its Notes use EBITDA to measure Diamond Triumph's compliance with covenants such as additional debt incurrence. EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of Diamond Triumph's results as reported under GAAP. Some of these limitations are:

            o EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
            o EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
            o EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;
            o Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and
            o Other companies in Diamond Triumph's industry may calculate
              EBITDA differently than Diamond Triumph does, limiting its usefulness as a comparative measure.

              Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to Diamond Triumph to invest in the growth of its business. Diamond Triumph compensates for these limitations by relying primarily on its GAAP results and using EBITDA only supplementally.

              Reconciliation of EBITDA to net income follows for the periods indicated:

                                                  Year Ended December 31,
                                        ----------------------------------------
                                               2004                   2003
                                          (in millions)           (in millions)
                                        ------------------    ------------------
Net (Loss) Income.....................        ($41.2)                $ 0.8
Interest Expense......................           8.2                   7.7
Depreciation and Amortization.........           2.2                   2.8
Provision for income taxes............          39.5                   0.7
                                        ------------------    ------------------
   EBITDA.............................          $8.7                 $12.0


Contact:    Michael A. Sumsky, President / Chief Financial Officer
           (570) 287-9915 Ext. 3182